Exhibit 99.1

FOR RELEASE: Monday, September 11, 2006

ROBERT SHOPTAW JOINS SIMMONS FIRST CORPORATE BOARD

Pine Bluff, AR - Robert L. Shoptaw has joined the Simmons First National Corporation (NASDAQ-GS: SFNC) board of directors, according to J. Thomas May, chairman and chief executive officer.

May noted, “Bob Shoptaw is a great leader. He gets involved to make a difference, whether it is in his business, industry or community. He is a visionary when it comes to business, in general, and health care in particular, and he will be a great asset to Simmons First’s success as a statewide banking franchise. I have known Bob for over 25 years, and I am proud to have him as a member of our corporate board of directors.”

Shoptaw, chief executive officer of Arkansas Blue Cross and Blue Shield (ABCBS), has over 36 years tenure with ABCBS and received his master’s degree from Webster University with a dual concentration in business administration and health services management. He obtained his bachelor’s degree in economics from Arkansas Tech University and has completed the Advanced Management Program at the Harvard Business School in Boston, Massachusetts.

Shoptaw serves on the board of directors for Easter Seals, the Little Rock Metro Centre Improvement District and the National Institute for Health Care Management.

He recently completed a two-year term as chairman of the Blue Cross and Blue Shield Association Board, which provides franchise governance over the 38 associated Blue Cross and Blue Shield Plans that collectively serve the health insurance needs of over 95 million Americans.

Simmons First National Corporation is a $2.6 billion financial holding company, with eight community banks in Pine Bluff, Jonesboro, Lake Village, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company’s eight banks conduct financial operations from 83 offices, of which 81 are financial centers, in 46 communities.

# # #

FOR MORE INFORMATION CONTACT:
ROBERT A. FEHLMAN
Executive Vice President and Chief Financial Officer
Simmons First National Corporation
(501) 558-3141

P.O. BOX 7009     501 MAIN STREET     PINE BLUFF, ARKANSAS 71611-7009     (870) 541-1000     www.simmonsfirst.com